Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Lakeside Holding Limited and Subsidiaries (the “Company”) of our report dated October 30, 2023 (except for the effects of stock split disclosed in Note 1,10, 11, 12 and 15, as to which the date is April 1, 2024), relating to our audits of the consolidated financial statements of the Company as of and for the years ended June 30, 2023 and 2022, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

April 1, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA. Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us